Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Airbag Performance Securities linked to the iShares® MSCI Brazil Index Fund due August 1, 2022	$1,777,000.00	$203.64
Airbag Performance Securities linked to the iShares® FTSE China 25 Index Fund due August 1, 2022	$1,500,000.00	$171.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 15, 2012)

UBS AG Airbag Performance Securities

UBS AG $1,777,000 Securities linked to the iShares® MSCI Brazil Index Fund due August 1, 2022

UBS AG $1,500,000 Securities linked to the iShares® FTSE China 25 Index Fund due August 1, 2022

Investment Description

UBS AG Airbag Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the shares of a specific exchange traded fund (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus a return equal to the underlying return multiplied by the participation rate. If the underlying return is zero or negative and the final price is equal to or greater than the conversion price, UBS will repay the full principal amount at maturity. However, if the final price is less than the conversion price, UBS will deliver to you a number of shares of the underlying equity per Security equal to (i) the principal amount per Security divided by (ii) the specified conversion price of the underlying equity (the “share delivery amount”) (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Performance Securities product supplement under “General Terms of the Securities — Antidilution Adjustments”). Investing in the Securities involves significant risks. The Securities do not pay interest. You are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount or that have no value at all. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Underlying Returns: If the underlying return is greater than zero, UBS will repay your principal amount at maturity plus a return equal to the underlying return multiplied by the participation rate. If the underlying return is less than zero, investors may be exposed to the underlying equity’s downside market risk at maturity.

❑

Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative and the final price is not below the conversion price, UBS will repay your principal amount at maturity. However, if the final price is less than the conversion price, UBS will deliver to you at maturity a number of shares of the underlying equity equal to the share delivery amount for each of your Securities, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	July 27, 2012

Settlement Date*	July 31, 2012

Final Valuation Date**	July 27, 2022

Maturity Date**	August 1, 2022

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

**	Subject to postponement in the event of a market disruption event as described in the Airbag Performance Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE AIRBAG PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to two separate Securities we are offering. Each of the two Securities is linked to a different exchange traded fund, and each of the two Securities has a different participation rate, initial price, share delivery amount and conversion price. The performance of each Security will not depend on the performance of the other Security.

Underlying Equity	Bloomberg Symbol	Participation Rate	Initial Price	Conversion Price	Share Delivery Amount*	CUSIP	ISIN
iShares® MSCI Brazil Index Fund	EWZ	136.69%	$53.56	$26.78, which is 50% of the initial price	37.3413	90268U804	US90268U8045
iShares® FTSE China 25 Index Fund	FXI	113.00%	$34.10	$17.05, which is 50% of the initial price	58.6510	90268U812	US90268U8128

*	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Performance Securities product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Airbag Performance Securities product supplement relating to the Securities, dated May 15, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Airbag Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® MSCI Brazil Index Fund	$1,777,000.00	$1,000.00	$88,850.00	$50.00	$1,688,150.00	$950.00
Securities linked to the iShares® FTSE China 25 Index Fund	$1,500,000.00	$1,000.00	$75,000.00	$50.00	$1,425,000.00	$950.00

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated July 27, 2012

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to these offerings that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Airbag Performance Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Airbag Performance Securities dated May 15, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512232553/d354577d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the two different Airbag Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Airbag Performance Securities product supplement” mean the UBS product supplement, dated May 15, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have up to the full downside market risk as an investment in the underlying equity or its constituents.

♦

You believe the final price of the underlying equity is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You believe the underlying equity will appreciate over the term of the Securities.

♦	You are willing to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 10 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have up to the full downside market risk as an investment in the underlying equity or its constituents.

♦	You believe the final price of the underlying equity is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the conversion price on the final valuation date.

♦	You are unwilling to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do seek current income from your investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 10 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on page PS-14 of the Airbag Performance Securities product supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term	Approximately 10 years.
Underlying Equity	The shares of a specific exchange traded fund, as indicated on the first page of this pricing supplement.
Participation Rate	The participation rate is (i) 136.69% for Securities linked to the iShares® MSCI Brazil Index Fund and (ii) 113.00% for Securities linked to the iShares® FTSE China 25 Index Fund.
Share Delivery Amount[1] (per Security)	A number of shares of the underlying equity equal to (i) the principal amount divided by (ii) the conversion price, as specified on the cover hereof. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Performance Securities product supplement.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final price is equal to or greater than the conversion price, UBS will pay you an amount in cash equal to your principal amount, or $1,000 per Security.

If the final price of the underlying equity is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Security you own.[1]

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The closing price of the underlying equity on the trade date, as specified on the cover hereof.
Final Price	The closing price of the underlying equity on the final valuation date.
Conversion Price	A percentage of the initial price of the underlying equity, as specified on the first page of this pricing supplement.

Investment Timeline

Trade Date	The initial price is observed. The participation rate is set. The conversion price and share delivery amount are determined.

Maturity Date

The final price is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you a cash payment at maturity equal to: $1,000 + ($1,000 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final price is equal to or greater than the conversion price, UBS will pay you a cash payment equal to your principal amount, or $1,000 per Security.

If the final price of the underlying equity is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Security you own.[1]

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. YOU MAY RECEIVE SHARES OF THE UNDERLYING EQUITY AT MATURITY WORTH LESS THAN THE PRINCIPAL AMOUNT AND MAY HAVE NO VALUE AT ALL. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Airbag Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities at maturity. UBS will only pay you the principal amount of your Securities in cash if the final price of the underlying equity is greater than or equal to the conversion price and only at maturity. If the final price of the underlying equity is below the conversion price, UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount at maturity for each Security that you own instead of the principal amount in cash. If you receive shares of the underlying equity at maturity, the value of the shares you receive are expected to be less than the principal amount of the Securities or may have no value at all. Because each Security may be converted into shares of the underlying equity at the conversion price, any incremental decline in the underlying equity price below the conversion price will result in a proportionately higher loss to the principal amount at maturity. See “Hypothetical Examples and Return Table of the Securities at Maturity” for an illustration of the payment at maturity, including the downside market exposure.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the conversion price.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the underlying return even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Securities.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will not fall below the conversion price. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — The underlying equity is an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — The underlying equity is an exchange traded fund. Such underlying equity is designed and intended to track the level of a specific index (an “underlying index”), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

♦

The Securities are subject to currency exchange rate risk — The iShares® MSCI Brazil Index Fund (“EWZ Fund”) and iShares® FTSE China 25 Index Fund (“FXI Fund”) invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EWZ Fund and FXI Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the Brazilian and Chinese governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of EWZ Fund and FXI Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EWZ Fund and FXI Fund invests will be adversely affected and the value of the Securities may decrease.

♦

The Securities are subject to non-U.S. securities market risk — The Securities are linked to shares of either the EWZ Fund or FXI Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

The Securities are subject to emerging markets risk — The Securities are linked to shares of the EWZ Fund or FXI Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the share delivery amount and the conversion price of the Securities. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividends paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS. You must hold the Securities to maturity to receive the stated payout from UBS.

♦

Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Securities. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $50.00 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	10 years
Principal Amount:	$1000
Initial Price:	$40
Conversion Price:	$20 (50% of Initial Price)
Participation Rate:	120%
Share Delivery Amount:	50 shares per Security (principal amount per Security/conversion price)
Range of underlying return:	-100% to 100%

*	The actual terms for each offering of Securities are specified on the cover of this pricing supplement. If the actual participation rate is less than the amount used in these examples, your potential return on the Securities will be less than the returns show below.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The final price is $48 for an underlying return of 20%.

Since the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$1,000 + ($1,000 × 20% × 120%) = $1,240 per Security (a 24.00% return).

Example 2: The final price is $32 for an underlying return of -20%.

Since the underlying return is negative but the final price is above the conversion price of $20, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security (a zero percent return).

Example 3: The final price and closing price at maturity is $16 for an underlying return of -60%.

Since the underlying return is negative and the final price is below the conversion price, UBS will deliver to you at maturity the share delivery amount for every Security you hold and pay you any fractional shares included in the share delivery amount in cash based on the final price of the underlying equity. The value of the shares received at maturity and the total return on the Securities at that time depends on the closing price of the underlying equity on the maturity date.

In this example, the value of the shares delivered at maturity for the share delivery amount is $800 per Security (50 shares x $16) for a total value of the share delivery amount of $800 (a 20% loss).

If the underlying equity closes below the conversion price on the final valuation date, UBS will deliver to you the share delivery amount at maturity with fractional shares paid in cash at the final price. The value of the share delivery amount is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment.

Underlying Equity		Payment and Return at Maturity
Final Price ($)(1)	Underlying Return	Payment at Maturity(2)	Security Total Return at Maturity(3)
80.00	100.00%	$2,200.00	120.00%
76.00	90.00%	$2,080.00	108.00%
72.00	80.00%	$1,960.00	96.00%
68.00	70.00%	$1,840.00	84.00%
64.00	60.00%	$1,720.00	72.00%
60.00	50.00%	$1,600.00	60.00%
56.00	40.00%	$1,480.00	48.00%
52.00	30.00%	$1,360.00	36.00%
48.00	20.00%	$1,240.00	24.00%
44.00	10.00%	$1,120.00	12.00%
40.00	0.00%	$1,000.00	0.00%
36.00	-10.00%	$1,000.00	0.00%
32.00	-20.00%	$1,000.00	0.00%
28.00	-30.00%	$1,000.00	0.00%
24.00	-40.00%	$1,000.00	0.00%
20.00	-50.00%	$1,000.00	0.00%
16.00	-60.00%	$800.00	-20.00%
12.00	-70.00%	$600.00	-40.00%
8.00	-80.00%	$400.00	-60.00%
4.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

(1)

If the hypothetical final price of the underlying equity is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying equity is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(2)

Payment for underlying returns above the initial price consists of the principal amount plus a return equal to the underlying return multiplied by the participation rate. Payment for underlying returns below the conversion price consists of the share delivery amount. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

(3)

Because each Security may be converted into shares of the underlying equity at the conversion price, any incremental decline in the underlying equity price below the conversion price will result in a proportionately higher loss to the principal amount at maturity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the Airbag Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated and you receive cash for your Securities upon redemption or upon their sale, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount of cash you paid for your Securities. If the final price of the underlying equity is below the conversion price and you receive the share delivery amount of shares, you should not recognize any gain or loss at such time. Your tax basis in such shares should be equal to your purchase price in the Securities and your holding period for such shares should begin the day after you beneficially receive such shares.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-45 of the product supplement. For example, since the Securities reference shares of an ETF, the Internal Revenue Service might assert that the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply, in which case some or all of any long-term capital gain received upon sale , exchange or maturity of the Securities might be treated as ordinary income and an interest charge might apply. Moreover, if you receive the share delivery amount of the underlying equity at maturity of the Securities, any gain upon a sale of such shares would be subject to Section 1260.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the Airbag Performance Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing a validly execute IRS Form W-8 BEN. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

iShares ® MSCI Brazil Index Fund

We have derived all information contained herein regarding the iShares® MSCI Brazil Index Fund (the ‘‘EWZ Fund’’) from publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment advisor of the EWZ Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWZ Fund.

The EWZ Fund is one of the separate investment portfolios that constitute the iShares Trust. The EWZ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index. The EWZ Fund will at all times invest at least 95% of its assets in the securities of the MSCI Brazil Index and American depositary receipts based on securities of the MSCI Brazil Index. The EWZ Fund also may invest its other assets in securities not in the MSCI Brazil Index, futures contracts, options on futures contracts, options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWZ Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Brazil Index that collectively has an investment profile similar to the MSCI Brazil Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Brazil Index. The EWZ Fund may or may not hold all of the securities that are included in the MSCI Brazil Index.

The MSCI Brazil Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Brazil Index at any time. The MSCI Brazil Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of June 30, 2012, total fund operating expenses of the EWZ Fund are expected to accrue at an annual rate of 0.59% of the EWZ Fund’s daily net asset value. Expenses of the EWZ Fund reduce the net value of the assets held by the EWZ Fund and, therefore, reduce the value of the shares of the EWZ Fund.

As of June 30, 2012, the EWZ Fund held stocks of Brazil companies in the following sectors: Financial (23.77%), Materials (20.38%), Energy (17.39%), Consumer Staples (13.42%), Utilities (8.49%), Industrials (4.07%), Telecommunication Services (3.79%), Information Technology (3.70%), Consumer Discretionary (3.53%) and Health Care (0.91%).

In making your investment decision you should review the prospectus related to the EWZ Fund, dated January 1, 2012, filed by the iShares Trust (“the EWZ Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312511347470/d266740d485bpos.htm

In addition, the EWZ Fund Prospectus is available on EWZ Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWZ Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” We make no representation or warranty as to the accuracy or completeness of the information contained in the EWZ Fund Prospectus.

Information filed by the iShares Inc. with the SEC under the Securities and Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 033-97598 and 811-09102. The EWZ Fund’s website is http://us.ishares.com/product_info/fund/overview/EWZ.htm. Shares of the EWZ Fund are listed on the NYSE Arca under ticker symbol “EWZ.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EWZ Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EWZ Fund.

Historical Information

The following table sets forth the quarterly high and low closing price for the EWZ Fund, based on the daily closing price as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the EWZ Fund on July 27, 2012 was $53.56. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$88.23	$69.13	$77.03
4/1/2008	6/30/2008	$100.47	$79.84	$89.59
7/1/2008	9/30/2008	$87.78	$50.99	$56.57
10/1/2008	12/31/2008	$56.25	$26.89	$34.90
1/2/2009	3/31/2009	$40.89	$31.75	$37.67
4/1/2009	6/30/2009	$57.95	$39.30	$52.97
7/1/2009	9/30/2009	$67.67	$49.05	$67.67
10/1/2009	12/31/2009	$79.73	$66.03	$74.61
1/4/2010	3/31/2010	$77.79	$62.77	$73.66
4/1/2010	6/30/2010	$75.73	$58.61	$61.96
7/1/2010	9/30/2010	$76.93	$62.97	$76.93
10/1/2010	12/31/2010	$81.58	$73.84	$77.40
1/3/2011	3/31/2011	$78.64	$70.22	$77.48
4/1/2011	6/30/2011	$79.78	$69.57	$73.35
7/1/2011	9/30/2011	$74.16	$52.04	$52.04
10/3/2011	12/30/2011	$64.51	$50.89	$57.39
1/3/2012	3/30/2012	$70.42	$58.52	$64.74
4/2/2012	6/29/2012	$65.36	$49.07	$51.80
7/2/2012*	7/27/2012*	$53.56	$50.03	$53.56

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through July 27, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the underlying equity from August 26, 2002 through July 27, 2012, based on information from Bloomberg. The dotted line represents the conversion price of $26.78, which is equal to 50% of the closing price of the underlying equity on July 27, 2012. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

iShares® FTSE China 25 Index Fund

We have derived all information contained herein regarding the iShares® FTSE China 25 Index Fund (“FXI Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the FXI Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the FXI Fund.

The FXI Fund is one of the separate investment portfolios that constitute iShares Trust. The FXI Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The FXI Fund will at all times invest at least 90% of its assets in the securities of the FTSE China 25 Index and American depositary receipts based on securities of the FTSE China 25 Index. The FXI Fund also may invest its other assets in securities not in the FTSE China 25 Index, futures contracts, options on futures contracts, options and swaps related to the FTSE China 25 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the FXI Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the FTSE China 25 Index that collectively has an investment profile similar to the FTSE China 25 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the FTSE China 25 Index. The FXI Fund may or may not hold all of the securities that are included in the FTSE China 25 Index.

The FTSE China 25 Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE. The FTSE China 25 Index is designed to represent the performance of the largest companies in the China equity market that are available to international investors. The FTSE China 25 Index consists of 25 of the largest and most liquid Chinese companies. The securities in the FTSE China 25 Index are weighted based on the total market value of their shares. Each security included in the FTSE China 25 Index is a current constituent of the FTSE All-World Index. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the FTSE China 25 Index at any time. The FTSE China 25 Index has been developed by FTSE as an equity benchmark for international stock performance.

As of June 30, 2012, ordinary operating expenses of the FXI Fund are expected to accrue at an annual rate of 0.72% of the FXI Fund’s daily net asset value. Expenses of the FXI Fund reduce the net value of the assets held by the FXI Fund and, therefore, reduce the value of the shares of FXI Fund.

As of June 30, 2012, the FXI Fund held stocks of Chinese companies in the following industry sectors: Financial Services (52.85%), Telecommunications (17.54%), Oil & Gas (14.57%), Basic Materials (9.66%), Industrials (1.96%), Consumer Services (0.75%) and Other Securities (0.02%).

In making your investment decision you should review the prospectus related to the FXI Fund, dated December 1, 2011, filed by the iShares Trust (“the FXI Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312511318678/d244644d485bpos.htm

In addition, the FXI Fund Prospectus is available on FXI Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the FXI Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” We make no representation or warranty as to the accuracy or completeness of the information contained in the FXI Fund Prospectus.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 333-92935 and 811-09729. The FXI Fund’s website is http://us.ishares.com/product_info/fund/overview/FXI.htm. Shares of the FXI Fund are listed on the NYSE Arca under ticker symbol “FXI.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the FXI Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FXI Fund.

Historical Information

The following table sets forth the quarterly high and low closing price for the FXI Fund, based on the daily closing price as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the FXI Fund on July 27, 2012 was $34.10. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$59.25	$41.14	$45.05
4/1/2008	6/30/2008	$54.58	$43.13	$43.83
7/1/2008	9/30/2008	$47.20	$30.88	$34.47
10/1/2008	12/31/2008	$34.35	$19.36	$29.18
1/2/2009	3/31/2009	$31.58	$22.80	$28.52
4/1/2009	6/30/2009	$40.12	$29.23	$38.37
7/1/2009	9/30/2009	$43.78	$36.51	$40.94
10/1/2009	12/31/2009	$46.35	$39.48	$42.27
1/4/2010	3/31/2010	$44.56	$37.17	$42.10
4/1/2010	6/30/2010	$44.59	$37.01	$39.13
7/1/2010	9/30/2010	$42.85	$38.73	$42.82
10/1/2010	12/31/2010	$47.93	$42.20	$43.09
1/3/2011	3/31/2011	$44.96	$41.16	$44.96
4/1/2011	6/30/2011	$46.40	$41.11	$42.95
7/1/2011	9/30/2011	$43.31	$30.83	$30.83
10/3/2011	12/30/2011	$38.95	$29.75	$34.87
1/3/2012	3/30/2012	$40.48	$35.15	$36.63
4/2/2012	6/29/2012	$38.34	$31.83	$33.67
7/2/2012*	7/27/2012*	$34.20	$32.09	$34.10

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through July 27, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the underlying equity from October 8, 2004 through July 27, 2012, based on information from Bloomberg. The dotted line represents the conversion price of $17.05, which is equal to 50% of the closing price of the underlying equity on July 27, 2012. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.